April 16, 1999


Dr. Bengt Agerup
Managing Director
Q-Med AB
80 rue Jouffroy d'Abbans
750 17 Paris, France

Dear Dr. Agerup:

     This will confirm our agreement in principle pursuant to which Q-Med
AB (AQ-Med@) or a wholly-owned subsidiary thereof will purchase an initial 50% interest in the capital stock of Ixion Biotechnology, Inc. (AIxion@) through the purchase of newly-issued common stock of Ixion, and will execute a royalty free license to its non-animal stabilized hyaluronic acid (ANASHA@) technology in the field of islet cell encapsulation to Ixion.

     1. The number of shares to be purchased by Q-Med shall be not less than 3,000,000 shares of newly-issued common stock of Ixion for consideration consisting of a cash price of $2.00 per share, and a royalty-free license to NASHA technology for the field of islet cell encapsulation.

     2. The agreement set forth in this letter shall be a binding agreement between us, subject to the following conditions:

        (a) The board of directors of Ixion and the board of directors of Q-Med shall have approved the transaction contemplated hereby prior to July 15, 1999, unless extended by mutual agreement; and

        (b) A mutually satisfactory formal stock purchase agreement as hereinafter described, shall have been prepared and executed.

     3. The stock purchase agreement (which shall be drafted by counsel for Q-Med) shall contain such representations, warranties, covenants, terms and conditions as are mutually acceptable to counsel to the parties hereto, specifically including the following:

        (a) The number of shares to be purchased by Q-Med shall be equal to the sum of (i) 2,514,014 (the number of shares outstanding on the date hereof; (ii) 100,900 (the number of options to purchase shares outstanding on the date hereof; (iii) 23,630 (the number of shares issuable upon the exercise of certain stock purchase warrants; (iv) 21,513 (the number of shares issuable upon the exercise of Charitable Benefit Warrants, after adjustment); (v) 51,630 (the number of shares to be issued to purchasers in the Ixion public offering to adjust the price of their shares);
             288,313 (shares to be reserved for issuance under the Ixion Board Retainer Plan and the 1994 Stock Option Plan); and (vi) a number of shares equal to the number of shares which are purchased by current shareholders of Ixion pursuant to an offer in the nature of a preemptive right to be made to current shareholders at a price of not less than $2.00/share;

       (b) Payment by Q-Med in the amount of $3,300,000 (plus accrued interest on the loan described below) shall be made on the Closing Date, which shall be September 1, 1999. On that date, Ixion will issue the number of shares equal to $3,300,000 plus accrued interest divided by $2.00, or approximately 1,650,000 shares. On the Closing Date, Ixion shall issue warrants for the remainder of the shares to be purchased by Q-Med (not less than 1,350,000 shares) with an exercise price of $2.00 per share, expiring on the first anniversary of the Closing Date.

      (c) On the Closing Date, Dr. Bengt Agerup will be added to the board of Ixion as an inside director.

      (d)    The closing of the stock purchase agreement will be contingent on
             (i) Q-Med's successful completion of an initial public offering not later than July 15, 1999, (ii) the stockholders of Ixion approval of an increase in the number of authorized shares of common stock as set forth in the preliminary proxy statement filed with the Securities and Exchange Commission on April 8, 1999; (iii) Ixion's not, since the date hereof, having (a) disposed or made changes in its assets or incurred any liability other than in the ordinary course of business, (b) made any material changes in its business structure, or (c) declared any dividend or made any other distribution to its shareholders.

      (e) Upon the issuance of shares of newly-issued stock by Ixion after the initial Closing Date, Q-Med shall have the right to purchase for cash such number of shares, at the same price per share as such shares are offered to third parties, as are necessary to maintain its percentage interest in Ixion.

      (f) Royalty-free license of NASHA for use as an encapsulation material for Ixion islets.

     4. Each party agrees to proceed in good faith and with all due diligence to enter into the formal stock purchase agreement and to close the transaction contemplated hereby. In the event that such stock purchase agreement is not executed on or prior to June 15, 1999, either party may terminate this agreement by giving written notice to the other. Between the date hereof and the date of any such notice, Ixion will not entertain or accept any offers for the purchase of its stock and shall suspend its public offering of stock pursuant to its current registration statement.

     5. In connection with of the closing of the stock purchase transaction contemplated by this agreement, Ixion shall have the right to make an offer to its current shareholders permitting them to purchase a number of shares at a price of $2.00 per share equal to the number of shares held by them (or equal to the number of shares which they may purchase through the exercise of options or warrants) such that they may substantially protect their current percentage ownership of Ixion. Ixion may cancel and reissue all options issued at a price greater than $4.00 per share with a new exercise price of $4.00 per share.

     6. Upon the execution of the stock purchase agreement, Ixion will make the following offer to holders of its unsecured convertible debentures: (a) All holders will be given 60 days from the Closing Date to elect to convert their debentures at the price of $2.00 per share;

          (b) Q-Med will offer to redeem, at the maturity date, from all holders electing not to convert at such date, all variable rate unsecured debt at a price equal to par, plus an amount equal to accrued interest at 10% for the life of the debenture.

     6    The parties agree to consult with each other regarding any press releases or other public disclosures related to this agreement in principal or the transactions contemplated hereby. Q-Med understands that the U.S. federal securities laws will apply to disclosures required to be made by Ixion.

     7. In consideration for Ixion's agreeing to not entertain or accept any offers between the date hereof and June 15, 1999, and its agreement to suspend its public offering, Q-Med shall lend Ixion $300,000 payable upon execution of this letter, for the purpose of purchasing certain equipment and funding Ixion's operating costs. The terms of the loan are set forth in the promissory note attached hereto as Annex A. The terms of the loan shall survive termination of this agreement.

     If the foregoing correctly sets forth our agreement, please sign and return to us the copy of this letter enclosed for the purpose, at which time this letter shall become a binding agreement between us.


                              Sincerely yours,

                              Ixion Biotechnology, Inc.

                              By:     /s/ Weaver H. Gaines

                              Weaver H. Gaines
                              Chairman and Chief Executive Officer

Q-Med AB

By: /s/ Bengt  Agerup
    Bengt Agerup
    Managing Director

Exhibit A

                     Unsecured Convertible Promissory Note

                                                                April 16, 1999

$300,000.00
Alachua, Florida

            1. FOR VALUE RECEIVED, Ixion Biotechnology, Inc., a Delaware corporation (the "Maker") hereby promises to pay to the order of Q-Med AB, on September 1, 1999, the amount of $300,000, together with interest accruing from the date hereof on the unpaid principal amount of this Note.

     2. Interest shall be set at the prime rate in effect at the beginning of each month and on the date hereof, as set forth in the Wall Street Journal, plus 3%. Interest will be computed on the basis of a 360-day year, 30 day month.

     3. Maker shall accrue interest on this Note monthly on the last day of the month for such month. Interest shall not be paid in cash but shall be added to the principal of the Note on the date interest is due.

     4. If suit is instituted to collect this Note or any portion thereof, the Maker hereby promises to pay to the holder, in addition to the principal and interest due hereunder, all costs of collection hereof, together with such amount as any court of competent jurisdiction may adjudge reasonable as said holder's attorney's fees in said suit.

      5. Accrued interest shall be entered by the Maker on the Schedule attached to the copy of the Note held at the Maker's principal offices. Holder shall be entitled to a copy of the Schedule, certified by the Treasurer as of a particular date, upon written request.

      6. On September 1, 1999, this Note may be converted, at Maker's sole election, into common stock of the Maker for the account of Holder at a price of $2.00 per share. Fractional shares shall not be issued but shall be paid to Holder in cash. Notice of such election must be in writing and may be given at any time prior to the maturity date hereof.

      7. This Note shall be construed in accordance with and governed by the laws of the State of Florida.

      8. The Maker hereby waives presentment and demand for payment, notice of dishonor, protest, and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.

                              Ixion Biotechnology, Inc.


                              By
                              Weaver H. Gaines
                              Chairman and Chief Executive Officer

Attest:

Mary Trew, Secretary